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                                                                    EXHIBIT 99.3

Boston, MA, April 29, 1999 - Following the announcement this morning that it has entered into a definitive merger agreement with Covance, Inc., PAREXEL International Corporation (Nasdaq: PRXL) today reported its financial results for the third fiscal quarter ended March 31, 1999.

PAREXEL's consolidated net revenue for the three months ended March 31, 1999 was $90.0 million, which reflected growth of 23% over net revenue of $73.1 million in the prior-year period. For the quarter ended March 31, 1999 income from operations was $7.7 million, a 10% increase over pro forma operating income of $7.0 million in the prior year quarter, which excludes $9.5 million of acquisition-related and other charges.

For the nine months ended March 31, 1999, consolidated net revenue of $260.7 million grew 28% over the prior year period's net revenues of $204.1 million after restating for acquisitions. Operating income for the nine months ended March 31, 1999 was $22.7 million which reflects year over year growth of 17% when compared to pro forma operating income of $19.3 million, which is restated for pooling acquisitions but does not reflect $13.5 million of acquisition-related and other charges.

"I am pleased to report that PAREXEL has delivered quarterly earnings of $.23 per share, in line with analysts' expectations. More importantly, our new authorizations for the quarter reached a record high of $125 million, representing 60% growth over the prior year's quarter. This performance also speaks strongly to our recognition in the market place as a high quality service provider," said Josef von Rickenbach, Chairman and Chief Executive Officer of PAREXEL.

This release contains "forward-looking" statements regarding future results and events, including statements regarding expected future growth and customer demand. The Company's actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Factors that might cause such a difference include, but are not limited to risks associated with: the loss or delay of large contracts; the Company's dependence on certain industries and clients; the Company's ability to manage growth and its ability to attract and retain employees; the Company's ability to complete additional acquisitions and to integrate newly acquired businesses; government regulation of certain industries and clients; competition and consolidation within the industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of exchange rate fluctuations. These factors and others are discussed more fully in the section entitled "Risk Factors" of the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1998.

PAREXEL is one of the largest contract pharmaceutical outsourcing organizations in the world, providing a broad range of knowledge-based contract research, medical marketing and consulting services to the worldwide pharmaceutical, biotechnology and medical device industries. With a commitment to providing clients solutions that accelerate time-to-market and peak market penetration, PAREXEL has developed significant expertise in clinical trials management, data management, biostatistical analysis, medical marketing, clinical pharmacology, regulatory and



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medical consulting, industry training and publishing, and other drug development consulting services. The Company's integrated services, therapeutic area depth, and sophisticated information technology, along with its experience in global drug development and product launch services, represent key competitive strengths. Headquartered near Boston, MA, PAREXEL has more than 45 offices and approximately 4,300 employees throughout 25 countries around the world.



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                        PAREXEL INTERNATIONAL CORPORATION

                 Consolidated Condensed Statement of Operations
                      (In thousands, except per share data)


                                                           (unaudited)                        (unaudited)
                                                       Three months ended                  Nine months ended
                                                            March 31,                          March 31,
                                                ---------------------------------- -----------------------------------
                                                      1999            1998(a)            1999            1998(a)
                                                      ----            -------            ----            -------

Net revenue                                          $90,032           $73,067         $260,722          $204,051
   Costs and expenses:
     Direct costs                                     59,424            47,364          172,051           132,925
     Selling, general and administrative              18,398            16,743           52,792            44,054
     Depreciation and amortization                     4,507             5,241           13,222            11,038
     Acquisition-related charges                          --             6,173               --            10,273
   Income (loss) from operations                       7,703            (2,454)          22,657             5,761
   Other income, net                                   1,044               905            2,384             2,946
   Income (loss) before income taxes                   8,747            (1,549)          25,041             8,707
   Net income (loss)                                   5,685            (2,366)          16,331             3,880
Earnings (loss) per common share:
   Basic                                                0.23            (0.10)             0.66              0.16
   Diluted                                              0.23            (0.10)             0.65              0.16
Shares used in computing earnings (LOSS)
   per common share:
     Basic                                            24,834            24,114           24,777            23,846
     Diluted                                          25,064            24,114           25,105            24,776




                     Consolidated Balance Sheet Information
                                 (in thousands)
                                   (unaudited)

                                        March 31, 1999       June 30, 1998
                                        --------------       --------------

Working capital                             $134,127             $118,937
Total assets                                 306,316              261,758
Stockholders' equity                         191,482              168,380

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(a)      The nine months ended March 31, 1998 have been restated to include the results of operations for businesses acquired during the third quarter of fiscal 1998 and accounted for using the pooling of interests method. In addition to the acquisition-related charges, selling, general and administrative expenses for the three and nine months ended March 31, 1998 include a noncash charge of $1.6 million to adjust receivable reserves of acquired businesses to conform with Company policy, and depreciation and amortization for both periods includes a noncash charge of $1.7 million to reflect the reduced useful lives of certain computer equipment as a result of integration activities.